Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and Fiscal Year 2010 Operating Results

July 13, 2010	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31, 2010. Sales for the three months ended May 31, 2010 increased $561,546, or 36.1%, to $2,118,341 compared to $1,556,795 for the same period last year. Net loss for the fourth quarter ended May 31, 2010 was $469,119, or $.16 per fully diluted share, compared to net loss of $1,812,530, or $.63 per fully diluted share, for the same period last year. For the fiscal year ended May 31, 2010, sales decreased $2,695,460, or 28.4%, to $6,805,748 compared to $9,501,208 for the prior year. Net loss for the fiscal year ended May 31, 2010 was $1,711,013, or $.59 per fully diluted share, compared to net loss of $2,153,524, or $.75 per fully diluted share, for the prior year.

In the fourth quarter, sales in the SBS Balancer segment increased $325,664, or 28.8%, to $1,454,692 for the three months ended May 31, 2010 from $1,129,028 in the fourth quarter of Fiscal 2010. Sales in the SMS Measurement segment increased $235,882, or 55.1%, to $663,649 in the fourth quarter of Fiscal 2010 from $427,767 in the fourth quarter of the prior year. Sales of the Company’s balancer and laser-based measurement products increased from prior periods due to increased demand in the fourth quarter of Fiscal 2010 as a result of slowly improving market conditions in the U.S. auto industry and the global manufacturing markets.

Gross margins for the fourth quarter and the year have improved as compared to the same periods in the prior year primarily due to lower increases in reserves for excess and obsolete inventory in the current quarter offset in part by a shift in the sales product mix to lower margin products. Operating expenses decreased during the current year primarily due to lower personnel costs and spending controls, lower stock-based compensation, lower commissions related to the decrease in sales and lower research and development costs.

“We are pleased to see our first increase in quarterly revenues in the last six quarters,” commented Wayne A. Case, CEO of Schmitt Industries. “The weakness in orders began in December 2008 and largely tracked the plight of the U.S. and world industrial and manufacturing economies. Our markets remain volatile and our customers continue to tightly manage their capital expenditures. During the fourth quarter, we saw increases in both our SBS Balancer and SMS Measurement segments on a quarter over quarter as well as a sequential basis for the first time in almost two years. We are hopeful that this quarterly development signals the return to health of our markets.”

Jim Fitzhenry, President of Schmitt Industries, added, “We have been diligently managing our operating expenses and carefully monitoring the health and stability of our markets. At the same time, we have been making the necessary investments in product development and sales and marketing activities. Our new SB-5500™ controller for the Balancer market has been released to the worldwide manufacturing market with very favorable feedback to date. We expect shipments of our Xact™ products to increase in the first quarter of Fiscal 2011. We are also seeing increased demand for our Acuity™ brand of distance measurement lasers and continuing interest in our Lasercheck™ surface measurement products, which is a product line we acquired during the second quarter of Fiscal 2010. We remain committed to returning the Company to profitability as soon as possible.”

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case and Jim Fitzhenry regarding the impact of the global economy on the Company’s sales and the level of the Company’s future sales, the impact of the introduction of the Xact, Lasercheck and SB-5500 products and the expected contributions of these investments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including but not limited, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2010	May 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$3,545,986	$4,174,335
Accounts receivable, net	1,144,420	1,110,850
Inventories	3,645,303	3,866,971
Prepaid expenses	192,167	171,178
Income taxes receivable	21,570	330,134

	8,549,446	9,653,468

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,564,880	1,564,880
Furniture, fixtures and equipment	1,059,496	1,037,346
Vehicles	90,452	90,452

	3,013,828	2,991,678
Less accumulated depreciation and amortization	(1,720,880)	(1,563,840)

	1,292,948	1,427,838

Other assets
Intangible assets, net	1,509,711	1,542,694

TOTAL ASSETS	$11,352,105	$12,624,000

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$665,044	$335,609
Accrued commissions	170,614	172,755
Accrued payroll liabilities	231,390	228,887
Other accrued liabilities	160,717	168,325

Total current liabilities	1,227,765	905,576

Long-term liabilities	3,591	—
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,894,802 and 2,870,160 shares issued and outstanding at May 31, 2010 and May 31, 2009, respectively	9,739,391	9,545,678
Accumulated other comprehensive loss	(264,004)	(183,629)
Retained earnings	645,362	2,356,375

Total stockholders’ equity	10,120,749	11,718,424

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,352,105	$12,624,000

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2010 AND 2009

(UNAUDITED)

	Year Ended May 31,		Three Months Ended May 31,
	2010	2009	2010	2009
Net sales	$6,805,748	$9,501,208	$2,118,341	$1,556,795
Cost of sales	3,763,756	5,361,088	1,363,120	1,284,306

Gross profit	3,041,992	4,140,120	755,221	272,489

Operating expenses:
General, administration and sales	4,184,100	5,033,617	1,122,909	1,139,375
Research and development	584,582	1,019,440	112,669	247,676

Total operating expenses	4,768,682	6,053,057	1,235,578	1,387,051

Operating loss	(1,726,690)	(1,912,937)	(480,357)	(1,114,562)
Other income	31,107	49,682	12,866	14,467

Loss before income taxes	(1,695,583)	(1,863,255)	(467,491)	(1,100,095)
Provision for income taxes	15,430	290,269	1,628	712,435

Net loss	$(1,711,013)	$(2,153,524)	$(469,119)	$(1,812,530)

Net loss per common share:
Basic	$(0.59)	$(0.75)	$(0.16)	$(0.63)

Weighted average number of common shares, basic	2,886,633	2,870,160	2,894,802	2,870,160

Diluted	$(0.59)	$(0.75)	$(0.16)	$(0.63)

Weighted average number of common shares, diluted	2,886,633	2,870,160	2,894,802	2,870,160